Exhibit 10.2
GROUPON, INC.
2011 Incentive Plan

NOTICE OF ENHANCED RESTRICTED SHARE UNIT AWARD

The Participant identified below has been granted a Full Value Award of enhanced restricted share units ("ERSUs") in Groupon, Inc. (the "Company"), subject to the terms and conditions of the Enhanced Restricted Share Unit Award Agreement (the "Agreement") and the Groupon, Inc. 2011 Incentive Plan, as amended (the "Plan"), as set forth below. Capitalized terms in this Notice of Enhanced Restricted Share Unit Award (this "Notice"), unless otherwise defined herein, shall have the meanings assigned to them in the Plan.

Participant Name	[_______________] (the "Participant")
Employee ID	[_______________]
Grant Date	May 1, 2026
Total Number of ERSUs Granted (Target)	[_______________] ERSUs
Grant Value (at 90-Day VWAP)	USD [_______________]

1. Vesting Schedule
Subject to the terms of this Notice and the Agreement, the ERSUs shall vest in three equal annual tranches of one-third (1/3) of the Total Number of ERSUs Granted on each of the following dates (each, a "Vesting Date"), subject to the Participant's Continuous Service through each applicable Vesting Date:

Vesting Date	Base Tranche (before Modifier)	Performance Determination Period
May 1, 2027	1/3 of Total ERSUs Granted	January 1 – December 31, 2026 (YEPR)
May 1, 2028	1/3 of Total ERSUs Granted	January 1 – December 31, 2027 (YEPR)
May 1, 2029	1/3 of Total ERSUs Granted	January 1 – December 31, 2028 (YEPR)

Unless otherwise provided in the Participant's individual employment, severance, or other agreement(s) with the Company, vesting is conditioned upon the Participant's Continuous Service (as defined in the Plan) through each applicable Vesting Date.

2. Performance Modifier
The actual number of ERSUs vesting on each Vesting Date shall be equal to the Base Tranche multiplied by the applicable Performance Multiplier determined by the Participant's annual Year-End Performance Review ("YEPR") rating for the relevant Performance Determination Period, as set forth in the table below:

YEPR Annual Rating	Vesting Percentage of Tranche	Description
2.7 and below	0%	Tranche forfeits
2.8 – 2.9	50%	Half the tranche vests
3.0 – 3.4	100%	Full tranche vests ("Meets Expectations")
3.5 – 4.0	150%	1.5× tranche – strong performance
4.1 – 4.7	200%	2× tranche – high performer
4.8 – 5.0	300%	3× tranche – exceptional performance

The Performance Multiplier is applied to the Base Tranche (1/3 of the Total Number of ERSUs Granted). For example, if the Participant holds a Target ERSU award of 10,000 ERSUs and achieves a YEPR rating of 4.0 ("Great"), the applicable tranche of 3,333 ERSUs will be multiplied by 150%, resulting in 5,000 ERSUs vesting on that Vesting Date. The maximum number of ERSUs that may vest over the entire award life is 300% of the Total Number of ERSUs Granted (subject to the 300% multiplier applying to all three tranches).

The Participant's YEPR rating shall be determined by the Company's formal performance review process (currently conducted on an annual basis) and certified by the Compensation Committee of the Board of Directors (the "Committee"), or its delegate, in its sole discretion. The distribution of YEPR ratings across the organization is subject to a force-curve calibration process applied by the Company's Human Resources function.

If no YEPR rating has been determined by the applicable Vesting Date (for example, if the Participant joined the Company after the close of the relevant performance year), the Committee shall determine the applicable Performance Multiplier in its sole discretion, which may default to 100%.

3. Settlement
Subject to the vesting requirements set forth herein and in the Agreement, and subject to any applicable Tax-Related Items withholding, vested ERSUs shall be converted to Shares of Groupon, Inc. common stock and issued to the Participant as soon as practicable following the applicable Vesting Date, and in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs (the "Short-Term Deferral Period"). Fractional Shares shall not be issued; any fractional entitlement resulting from the application of the Performance Multiplier shall be rounded down to the nearest whole Share.

4. Termination of Service – Leaver Provisions
Unless otherwise provided in the Participant's individual employment, severance, or other agreement(s) with the Company, the following provisions shall apply upon the Participant's termination of Continuous Service (the "Termination Date"):

Termination Type	ERSU Treatment
Voluntary resignation	All unvested ERSUs forfeit immediately upon the Termination Date.
Termination for Cause	All unvested ERSUs forfeit immediately upon the Termination Date.
Involuntary Termination Without Cause	A pro-rated portion of unvested ERSUs (based on the number of completed whole months of service from the Grant Date through the Termination Date relative to the total vesting period) shall vest on the Termination Date, subject to the Performance Modifier applicable to the most recently completed YEPR cycle. Unvested ERSUs in excess of the pro-rated amount are forfeited.
Death or Disability	All unvested ERSU time-based service requirements shall immediately lapse in accordance with the Plan, with the Performance Modifier deemed satisfied at 100% ("Meets Expectations") unless the Committee determines otherwise.
Change in Control (awards not assumed)	Outstanding unvested ERSUs become fully vested at the Performance Modifier applicable to the most recently completed YEPR cycle (or, if no YEPR has been completed, at 100%), in accordance with the Plan.

In case of any dispute as to whether or when a Termination Date has occurred, the Committee's determination shall be final, binding, and conclusive. If the Participant takes an extended non-medical leave of absence, the Company may, in its discretion, treat such leave as a cessation of Continuous Service.

5. General Terms
The Participant understands that employment with or service to the Company is for an unspecified duration, can be terminated at any time in accordance with applicable law, and that nothing in this Notice, the Agreement, or the Plan changes the nature of that relationship. The Participant acknowledges that the vesting of the ERSUs pursuant to this Notice and the Agreement is conditioned on the occurrence of Vesting Events and the performance conditions set forth herein. This Notice is subject to: (a) the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference; and (b) the terms of the Company's compensation recovery policy (the "Clawback Policy"). The Participant represents and warrants that the Participant has received and read this Notice, the Agreement, the Plan, and the Clawback Policy. If there are any inconsistencies between this Notice or Agreement and the Plan, the terms of the Plan will govern.

IN WITNESS WHEREOF, the parties have executed this Notice of Enhanced Restricted Share Unit Award as of the Grant Date set forth above.

PARTICIPANT	GROUPON, INC.
_______________________________ Signature _______________________________ Print Name _______________________________ Date	_______________________________ Authorized Signature _______________________________ Print Name / Title _______________________________ Date

GROUPON, INC.
2011 Incentive Plan

ENHANCED RESTRICTED SHARE UNIT AWARD AGREEMENT

Capitalized terms in this agreement (this "Agreement"), unless otherwise defined herein, shall have the meanings assigned to them in the Groupon, Inc. 2011 Incentive Plan, as amended (the "Plan").

The Participant has been granted a Full Value Award of enhanced restricted share units ("ERSUs") in Groupon, Inc. (the "Company") subject to the terms, restrictions, and conditions of the Plan, the Notice of Enhanced Restricted Share Unit Award (the "Notice"), and this Agreement. For the avoidance of doubt, ERSUs are a form of Restricted Share Unit under the Plan and are subject to all Plan provisions applicable to Restricted Share Units, except as expressly modified in this Agreement and the Notice.

1. No Stockholder Rights
Unless and until Shares are issued in settlement of vested ERSUs, the Participant shall have no ownership of the Shares underlying the ERSUs and shall have no right to receive dividends or dividend equivalents with respect to such Shares or to vote such Shares. The Participant shall have no rights as a stockholder with respect to the ERSUs until the date of issuance of Shares in settlement thereof.

2. No Transfer
ERSUs are not transferable except to the Participant's designated Beneficiary upon the death of the Participant, as permitted under the Plan. Any purported transfer or assignment of ERSUs in violation of this Section 2 shall be null and void.

3. Tax Withholding Obligations
(a) The Participant acknowledges that the ultimate liability for all income tax, social insurance, payroll tax, or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant ("Tax-Related Items") is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the ERSUs; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the ERSUs to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to tax in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at the Company's discretion, to satisfy obligations with regard to all Tax-Related Items by one or more of the following:

•Withholding from wages or other cash compensation paid to the Participant by the Company;
•Withholding otherwise deliverable Shares to be issued upon vesting/settlement of the ERSUs; or
•Withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the ERSUs, either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant's behalf.

(c) To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If Tax-Related Items are satisfied by withholding Shares, the Participant shall be deemed to have been issued the full number of Shares subject to the vested ERSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying Tax-Related Items. The Company may refuse to deliver Shares if the Participant fails to comply with obligations in connection with Tax-Related Items.

(d) To the extent applicable, the settlement of the ERSUs is intended to either be exempt from Section 409A of the U.S. Internal Revenue Code (the "Code") under the "short-term deferral" exemption, or otherwise comply with Section 409A of the Code. This Agreement will be interpreted, operated, and administered in a manner consistent with this intent. The Company may, at any time and without the Participant's consent, modify the terms of the Award as it determines appropriate to comply with the requirements of Section 409A of the Code. The Company makes no representation or covenant to ensure that the ERSUs or settlement thereof are exempt from or compliant with Section 409A.

4. Compliance with Laws and Regulations
The issuance of Shares underlying the ERSUs will be subject to and conditioned upon compliance by the Company and the Participant (including any written representations, warranties, and agreements as the Committee may request of the Participant) with all applicable state, federal, local, and foreign laws and regulations of any governmental authority, including all applicable requirements of any national or regional securities exchange or quotation system on which the Shares may be listed or quoted at the time of such issuance.

5. No Advice Regarding Award
The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan or the acquisition or sale of the underlying Shares. The Participant is advised to consult with the Participant's own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

6. Legend on Certificates / Book-Entry
The certificates or book-entry notation representing Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement, or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any national or regional securities exchange or quotation system, and any applicable federal, state, local, and foreign laws.

7. Clawback Policy
The ERSUs and any Shares issued in settlement thereof, together with any proceeds from the sale of such Shares, shall be subject to the terms and conditions of the Company's compensation recovery (clawback) policy, as it may be amended from time to time, including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law, rule, or regulation. The Participant hereby acknowledges and agrees to be bound by the terms of the Clawback Policy.

8. Successors and Assigns
The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's heirs, executors, administrators, legal representatives, successors, and assigns.

9. Entire Agreement; Severability
The Plan and the Notice are incorporated herein by reference. Except with respect to vesting terms specifically provided in the Participant's individual employment, severance, or other agreement(s) with the Company, the Plan, the Notice, and this Agreement supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

10. Waiver
Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing.

11. Governing Law and Venue
The validity, interpretation, instruction, performance, enforcement, and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its conflict of law principles. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to the exclusive jurisdiction of the federal or state courts of the State of Illinois.

12. Notices
Any notice or document required to be filed with the Committee or the Company under the Plan must be in writing and will be properly filed if delivered or mailed to: Groupon, Inc., 35 W. Wacker Drive, Floor 25, Chicago, Illinois 60601, Attention: Legal Department. If intended for the Participant, notices shall be delivered personally, by mail to the Participant's then current residence address as shown on the Company's records, or electronically to the Participant's email address as shown on the Company's records. The Company may, in its sole discretion, deliver documents related to Plan participation through an on-line or electronic system established and maintained by the Company or its designee.

13. Need to Accept Award
The Participant acknowledges that this Notice and Agreement must be accepted within ninety (90) days of the Grant Date in order to be eligible to receive any benefits from this Award, unless otherwise determined by the Company in its discretion. If this Award is not accepted within that time period, the Award may be canceled and all benefits will be forfeited. To accept this Award, the Participant must access the Fidelity NetBenefits website and follow the instructions for acceptance. If this grant was distributed in hard copy format, the Participant must sign and return it to the Company's Compensation Department within 90 days.

By the Participant's signature and the signature of the Company's representative below and on the Notice, the Participant and the Company agree that this Award of ERSUs is granted under and governed by the terms and conditions of the Plan, the Notice, and this Agreement, and is subject to the Company's Clawback Policy. The Participant has reviewed the Plan, the Notice, this Agreement, and the Clawback Policy in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice, and this Agreement. The Participant further agrees to notify the Company upon any change in residence address or personal email address.

PARTICIPANT	GROUPON, INC.
_______________________________ Signature _______________________________ Print Name _______________________________ Date	_______________________________ Authorized Signature _______________________________ Print Name / Title _______________________________ Date

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
GROUPON, INC. 2011 INCENTIVE PLAN, AS AMENDED

General
Please note that the ERSUs are not part of the Participant's employment relationship with the Participant's employer and are completely separate from the Participant's salary or any other compensation or benefits provided by the employer, unless otherwise required by local law. Any value or gain realized from the ERSUs will not be included in any calculations of benefits, bonuses, severance payments, or similar compensation.

Terms and Conditions
This Appendix includes additional terms and conditions governing the ERSUs if the Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice, and/or the Agreement.

Notifications
This Appendix also includes notifications relating to exchange control and other issues of which the Participant should be aware. The information is based on the exchange control, securities, and other laws in effect in the respective countries as of the date of this Agreement. Such laws are often complex and change frequently. The Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan.

AUSTRALIA
Securities Law Notification. If the Participant acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law and the Participant should obtain legal advice before making any such offer.

BELGIUM
Tax Reporting Notification. Belgian residents are required to report any foreign bank or brokerage accounts on the annual tax return, including any account in which Shares or proceeds from the sale of Shares are held.

CANADA
Vesting. The grant of ERSUs does not provide any right to receive a cash payment; the ERSUs will be settled in Shares only.

CZECH REPUBLIC
Taxation. The Participant will not recognize income at the time of grant. The Participant will be subject to income tax at vesting based on the fair market value of the Shares at vesting. The Participant is responsible for paying and reporting any tax liability with respect to the ERSUs at the time of the taxable event.

EUROPEAN ECONOMIC AREA / UNITED KINGDOM
Please consult the GDPR Privacy Notice attached hereto as Exhibit 1, which applies to all EU and UK participants.

FRANCE
For Participants based in France: the ERSU component may be delivered as deferred cash in lieu of equity, per French regulatory requirements. If applicable, the specific terms of such delivery will be set out in the Participant's individual award letter.

GERMANY
Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares, the bank will make the report for the Participant.

INDIA
Exchange Control Notification. The Participant must repatriate any proceeds from the sale of Shares to India and convert the proceeds into local currency within a reasonable time following receipt (not to exceed 90 days). The Participant should maintain a foreign inward remittance certificate as evidence of repatriation.

IRELAND
Director Notification. If the Participant is a director, shadow director, or secretary of an Irish subsidiary of Groupon owning more than a 1% interest in Groupon, the Participant must notify the secretary of the Irish subsidiary in writing when the Participant receives or sells Shares, within five days of such transaction.

ITALY
Exchange Control Notification. The Participant is required to report foreign investments, including Shares held outside Italy, on the RW Form of the annual tax return. Such Shares may also be subject to an annual wealth tax (IVAFE).

NETHERLANDS
Insider Trading Notification. The Participant should be aware of the Dutch insider-trading rules, which may affect the sale of Shares acquired upon vesting. If the Participant is uncertain whether the insider-trading rules apply, the Participant should consult a personal legal advisor.

POLAND
Exchange Control Notifications. Funds in excess of €15,000 transferred into Poland in connection with the sale of Shares must be transferred via a bank account. The Participant is required to retain the documents connected with a foreign exchange transaction for five years.

SPAIN
Nature of Grant. The ERSUs are not part of any employment contract and shall not be considered a mandatory benefit, salary for any purpose, or any other right. Termination of employment for any reason will automatically result in cancellation of unvested ERSUs, except as otherwise provided herein.

UNITED ARAB EMIRATES
The ERSUs and the Shares underlying the ERSUs have not been approved or licensed by the UAE Securities and Commodities Authority and have not been authorized or licensed for offering, marketing or sale in the United Arab Emirates.

UNITED KINGDOM
National Insurance Contributions. As a condition of participation, the Participant agrees to accept any liability for secondary Class 1 National Insurance Contributions (Employer's Liability) payable in connection with the ERSUs by executing a Joint Election in the form provided by the Company.

EXHIBIT 1 TO APPENDIX A
GDPR PRIVACY NOTICE FOR PARTICIPANTS IN THE EU AND UK
RE: Groupon, Inc. 2011 Incentive Plan, as amended (the "Plan")

The EU General Data Protection Regulation (the "GDPR") requires Groupon, Inc. (the "Company") to provide certain information about how Personal Data relating to EU- and UK-based Participants is used. This notice explains why the Company holds this Personal Data and how each Participant can raise questions or exercise rights regarding the Company's use of Personal Data. Post-Brexit, GDPR continues to apply in the UK via the UK Data Protection Act 2018.

The term "Personal Data" as used in this notice means information which relates to the Participant and which the Company processes in order to administer the Plan. It includes name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and job title, as well as details of any shares, awards, or other equity rights in the Company.

Data Controller Entity: Groupon, Inc., a Delaware corporation, with its principal United States office at 35 W. Wacker Drive, Floor 25, Chicago, Illinois 60601, U.S.A.

Purposes: Personal Data is held for the exclusive purpose of implementing, administering, and managing the Participant's participation in the Plan.

International Transfers: The Company is based in the United States and the Agreements are performed in the United States. The Company can only meet its contractual obligations if the Data is transferred to the United States. The Participant should be aware that the United States may have different data privacy laws and protections than those in place in the European Union.

Retention Period: Personal Data relating to the Plan will be retained for ten (10) years after the Participant's separation from the Company.

Data Subject Rights: Participants have rights under the GDPR including the right of data portability, the right to object to processing, the right to require correction of inaccurate Personal Data, and the right to erasure. For more information or to exercise rights, please contact: HR@groupon.com. Data Protection Officer: dpo@groupon.com.